EXHIBIT 99.1

Thomas P. LaFrance named Hub Group’s General Counsel and Secretary

OAK BROOK, Ill., Aug. 10, 2021 (GLOBE NEWSWIRE) -- Hub Group (NASDAQ: HUBG), today announced that it has appointed Thomas P. LaFrance as EVP, General Counsel and Secretary of Hub Group.

“We are pleased to welcome Tom to the Hub Group team. His experience across multiple industries, including transportation, coupled with Mergers & Acquisitions, public company, corporate governance and regulatory experience is a great fit,” said David Yeager, Hub Group Chairman and Chief Executive Officer. “Tom has the experience to guide Hub Group through this next phase of growth as an industry-leading supply chain solutions provider.”

LaFrance has held multiple General Counsel positions including with General Electric Company’s Transportation and Security Technology divisions, United Technologies, Wabtec Corporation and most recently, National Grid, a large London-based, investor-owned energy company. Earlier in his career, LaFrance was a litigation partner at the law firm Goodwin Procter. His leadership and experience managing diverse, global teams across a myriad of complex issues, especially in the transportation, clean energy, corporate governance, and Mergers & Acquisitions realm is vast. He also was recognized in 2017 with the GE Legal Diversity Award and sits on the board of the Legal Prep Charter Academy in Chicago. LaFrance graduated with a B.A. in Economics from Boston College and received his J.D. from Georgetown University Law Center.

“I am excited to join Hub Group and use my experience to contribute to this great success story,” said LaFrance. “I share Hub Group’s focus on delivering for customers with integrity and innovation and am thrilled to join this strong team.”

About Hub Group
Hub Group offers comprehensive transportation and logistics management solutions. Keeping our customers’ needs in focus, Hub Group designs, continually optimizes, and applies industry-leading technology to our customers’ supply chains for better service, greater efficiency, and total visibility. As an award-winning, publicly traded company (Nasdaq: HUBG) with $3.5 billion in revenue, our 5,000 employees across the globe are always in pursuit of “The Way Ahead” – a commitment to service, integrity and innovation. For more information, visit hubgroup.com.

Source: Hub Group, Inc.

Contact: Jennifer Telek, 630-795-3731